Exhibit 12.2

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

212-373-3000

212-757-3990

February 13, 2025

Medicus Pharma Ltd.

300 Conshohocken State Rd., Suite 200

W. Conshohocken, PA 19428

Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as special counsel to Medicus Pharma Ltd., an Ontario corporation (the "Company"), in connection with the Offering Statement on Form 1-A (the "Offering Statement") of the Company, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations thereunder (the "Rules"). You have asked us to furnish our opinion as to the legality of certain of the securities being qualified under the Offering Statement. The Offering Statement relates to the qualification under the Act of (i) units (the "Units") of the Company that may be offered by the Company, each such unit consisting of one common share of the Company, no par value per share (the "Common Shares"), and one warrant of the Company (the "Warrants") to purchase a Common Share and (ii) all Common Shares and all Warrants issued as part of the Units as specified in the Offering Statement.

Medicus Pharma Ltd.	2

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1. the Offering Statement;

2. the form of the Underwriting Agreement (the "Underwriting Agreement") proposed to be entered into between the Company and the underwriters named in the Offering Statement, included as Exhibit 1.1 to the Offering Statement;

3. the form of the Warrant Agency Agreement proposed to be entered into by and between Odyssey Transfer and Trust Company (the "Warrant Agent") and the Company, included as Exhibit 3.3 to the Offering Statement (the "Warrant Agreement"); and

4. the Form of Warrant, included as Exhibit 3.4 to the Offering Statement (the "Form of Warrant").

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. We have also assumed, without independent investigation, (i) that the Company is validly existing and in good standing under the laws of its jurisdiction of organization, (ii) that the Company has all necessary corporate power to execute, deliver and perform its obligations under the Warrants and the Warrant Agreement, (iii) that the execution, delivery and performance of the Warrants and the Warrant Agreement have been duly authorized by all necessary corporate action and do not violate the Company's organizational documents or the laws of its jurisdiction of organization and (iv) the due execution and delivery of the Warrants and the Warrant Agreement by the Company, under the laws of its jurisdiction of organization. We have further assumed that the Warrants and the Warrant Agreement constitute the legal, valid and binding obligations of the Warrant Agent.

Medicus Pharma Ltd.	3

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that the Warrants included in the Units, when the Units are duly issued, delivered and paid for as contemplated in the Offering Statement and in accordance with the terms of the Underwriting Agreement and the Warrant Agreement, and assuming the due authorization, execution and delivery of the Warrants by the Warrant Agent, will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Warrant Agreement, except that (i) the enforceability of the Warrants may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally and possible judicial action giving effect to governmental actions relating to persons or transactions or foreign laws affecting creditors' rights and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), (ii) we express no opinion as to the validity, legally binding effect or enforceability of Section 3(d) of the Form of Warrant or any related provision in the Warrants that requires or relates to adjustments to the conversion rate in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture and (iii) we express no opinion as to the validity, legally binding effect or enforceability of any provision in the Warrant Agreement or the Warrants that imposes penalties or liquidated damages under certain circumstances.

Medicus Pharma Ltd.	4

The opinion expressed above is limited to the laws of the State of New York. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Offering Statement and to the use of our name under the heading "Experts and Legal Matters" contained in the prospectus included in the Offering Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Medicus Pharma Ltd.	W5

Very truly yours,

/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP